Exhibit 10.2

CONFIDENTIAL

LICENSE AGREEMENT

This License Agreement (“Agreement”), dated as of [, 2018] (the “Effective Date”), is made by and between, ONCOTELIC INC., a corporation organized and existing under the laws of the State of Delaware having its principal place of business at 29397 Agoura Rd., Suite 107, Agoura Hills, CA 91301 (“ONCOTELIC”), and AUTOTELIC BIO., a Korean corporation having its principal place of business at Room #302, 194-41, Osongsaengmyeong 1-ro, Yeonje-ri, Osong-eup, Heungdeok-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea (“ATB”).

RECITALS

Whereas, ONCOTELIC is engaged in the development and commercialization of novel oncology therapeutics for various types of cancer;

Whereas, ATB is engaged in the research and development, and commercialization of novel therapeutics in various therapeutic areas of unmet medical needs, including oncology;

Whereas, ONCOTELIC owns or otherwise controls patents, patent applications, know-how and other information relating to Trabedersen (OT-101), a TGF-beta2 antisense oligonucleotide program as listed in Exhibit A;

Whereas, ATB and ONCOTELIC have mutual interest in developing and commercializing a combination therapy which includes Trabedersen and another oncology therapeutic with a different mechanism of action such as Interleukin-2 (IL-2);

Whereas, ATB and ONCOTELIC have signed a Term Sheet Agreement (Term Sheet) containing high level terms pertinent to this Agreement, with an Effective Date of January 25, 2018, and the Termination Date of January 25, 2019;

Whereas, ATB desires to obtain, and ONCOTELIC is willing to grant to ATB, an exclusive license under the ONCOTELIC Technology to develop, make, have made, use, sell, offer for sale, import and export the Product in the Field, in the Territory, on the terms and subject to the conditions set forth herein; and

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a Party.

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1.2 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.3 “Administrator” shall have the meaning provided in Section 11.2(a).

1.4 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party then without any further action, such Person shall cease to have any rights under this Agreement by reason of being an Affiliate of such Party.

1.5 “Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.6 “ATB Indemnitees” shall have the meaning provided in Section 10.2.

1.7 “ATB Know-How” shall mean all Know-How Controlled by ATB or its Affiliates as of the Execution Date or any time during the Term, including all Know-How developed or generated by or on behalf of ATB or any of its Affiliates in the course of conducting research, development, manufacturing, research, development, importation, exportation, sale, regulatory or commercialization activities contemplated by this Agreement.

1.8 “ATB Patent Rights” shall mean all Patent Rights Controlled by ATB or its Affiliates as of the Execution Date or any time during the Term that claim or cover the composition of matter, manufacture or use of the Molecule and/or Product. The ATB Patent Rights shall include ATB’s (and its Affiliates’) rights in Joint Patent Rights.

1.9 “ATB Technology” shall mean ATB Patent Rights and ATB Know-How

1.10 “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.11 “Calendar Year” shall mean the period from January 1 of a year through the end of December 31 of the same year.

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1.12 “CGMP” shall mean the Current Good Manufacturing Practice regulations enforced by the US Food and Drug Administration (FDA) as described in 21 C.F.R. § 210 and § 211, as amended from time to time.

1.13 “Change of Control” means, with respect to a Party: (a) a merger, reorganization or consolidation involving such Party, or any parent company of such Party and a Third Party in which the voting securities of such Party or its parent company, as applicable, outstanding immediately prior thereto cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation or (b) a Person, or group of Persons (acting in concert), directly or indirectly, become the beneficial owner (as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended) of more than fifty percent (50%) of the voting equity securities or management control of such Party or any parent company of such Party.

1.14 “Claim” shall have the meaning provided in Section 10.1.

1.15 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used in this Section 1.15, “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Molecule. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.16 “Confidential Information” shall have the meaning provided in Section 6.2.

1.17 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by a Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, or a covenant not to sue, as applicable, to or under such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person, or being obligated to pay any royalties or other consideration therefor in existence as of the time such Party or Affiliates would first be required hereunder to grant the other Party such license or access.

1.18 “Cover” means (a) with respect to Know-How, such Know-How was used in the exploitation of the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by the exploitation of the Product; cognates of the word “Cover” shall have correlative meanings.

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1.19 “Data” means any and all scientific, technical or test data pertaining to the Molecule or Product that is generated under this Agreement, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), preclinical data, clinical data or regulatory data including but not limited to, submissions made in association with an IND, NDA or MAA with respect to the Molecule or Product.

1.20 “Develop” or “Development” means all activities that relate to the development of the Molecules and Product or to (a) obtaining, maintaining or expanding regulatory approval of a Product, or (b) developing the ability to manufacture clinical and commercial quantities of a Molecule or Product. This includes: (i) preclinical testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain, maintain or expand regulatory approval of a Product; and (iii) manufacturing process development and scale-up, bulk production and fill/finish work associated with the supply of a Product for preclinical testing and clinical trials, and related quality assurance and technical support activities.

1.21 “EMA” shall mean the European Medicines Agency or any successor entity thereto.

1.22 “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including, but not limited to, the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.23 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.24 “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.25 “Field” shall mean all oncological uses of the Product for the treatment, palliation or prevention, in humans.

1.26 “First Commercial Sale” shall mean, with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by ATB to a Third Party for end use or consumption of such Product in such country after receipt of Regulatory Approval for such Product in such country, excluding, however, transfers or dispositions of Product, without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

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1.27 “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.28 “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.29 “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.30 “Gross Profit from Sub-Licensing” shall have the meaning provided in Section 4.6.

1.31 “Gross Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by ATB to Third Parties

1.32 “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.33 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.34 “Indemnified Party” shall have the meaning provided in Section 10.3.

1.35 “Indemnifying Party” shall have the meaning provided in Section 10.3.

1.36 “Indication” shall mean a separate and distinct disease or medical condition in humans or animals and potential preventative, diagnostic, therapeutic and other uses: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

1.37 “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, but not limited to, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

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1.38 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, but not limited to, direct infringement, contributory infringement or any inducement to infringe.

1.39 “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.40 “Joint Inventions” shall have the meaning provided in Section 8.1.

1.41 “Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.42 “Know-How” shall mean any and all Information related to a Product or any active ingredient contained in a Product, or any general knowledge and understanding of chemistry, formulation, blending, scaling manufacturing, etc., including all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, molecules, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of Products, or intermediates for the synthesis of a Product.

1.43 “License Grant” shall have the meaning provided in Section 2.1.

1.44 “Losses” has the meaning provided in Section 10.1.

1.45 “Molecule” shall mean Trabedersen.

1.46 “ONCOTELIC Indemnitee” shall have the meaning provided in Section 10.1.

1.47 “ONCOTELIC Know-How” shall mean all Know-How Controlled by ONCOTELIC or any of its Affiliates as of the Execution Date or at any time during the Term.

1.48 “ONCOTELIC Patent Rights” shall mean any and all Patent Rights Controlled by ONCOTELIC or any of its Affiliates as of the Execution Date or at any time during the Term that claim or Cover the Molecule and/or the composition of matter, manufacture, research, development, importation, exportation, sale or use of the Product. The ONCOTELIC Patent Rights shall include ONCOTELIC’s (and its Affiliates’) rights in Joint Patent Rights. The ONCOTELIC Patent Rights shall include those listed in Exhibit A.

1.49 “ONCOTELIC Technology” shall mean ONCOTELIC Patent Rights and ONCOTELIC Know-How.

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1.50 “Marketing Approval” shall mean all required approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including, but not limited to, pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.51 “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.52 “Net Profit” shall mean the “Net Sales” less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by ATB, all in compliance with applicable Accounting Standards, consistently applied by the ATB:

(a) all manufacturing costs including direct and indirect costs related to manufacturing of the intermediates, active pharmaceutical ingredients, excipients, other raw materials, drug products, packaging and labeling;

(b) sales and marketing costs such as promotion events, educational symposiums, marketing events, etc., to increase awareness of the Products and promote sales of the Products;

1.53 “Net Sales” shall mean the “Gross Sales” less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by ATB, all in compliance with applicable Accounting Standards, consistently applied by the ATB:

(a) normal and customary trade discounts, including, but not limited to, trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

(b) credits or allowances actually granted or made for rejection of or return of previously sold Products, including, but not limited to, recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c) governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(d) reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the ATB), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;

(e) charges separately invoiced for freight, insurance, transportation, postage and handling;

(f) taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and to the extent these taxes and charges are included in the gross sales.

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For clarification, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

1.54 “Party” shall mean ATB and ONCOTELIC, individually, and “Parties” shall mean ATB and ONCOTELIC, collectively.

1.55 “Patent Certification” shall have the meaning provided in Section 8.3(a).

1.56 “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (iii) any and all foreign equivalents of the foregoing.

1.57 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.58 “Phase I Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate safety in healthy individuals or patients, to determine pharmacokinetic parameters and other key pharmaceutical properties of the Product (including absorption, metabolism, and elimination), or to determine the appropriate range of doses to evaluate in further clinical trials, in each case as described in 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding foreign regulation. However, Phase I Clinical Trial with oncology Products differ from other Phase I Clinical Trials in that they are evaluated in patients rather than healthy volunteers the goal of an oncology Phase I Clinical Trial is to find out if a Product is safe, find the best route to administer the new treatment, and determine if there are signs that cancer responds to the new Product. An oncology Phase I Clinial Trial usually includes 15 to 30 patients who are divided into small cohorts and the dose is increased with each new cohort until the best dose for future testing is established.

1.59 “Phase Ib Clinical Trial” means an oncology clinical trial of a Product (whether or not denominated a “Phase IIa” clinical trial under applicable regulations) with the principal purpose of determining if the Product works in one type of cancer and usually involves dose escalation to test safety of the Product at various dose levels. Upon mutual consensus, the Parties may negotiate to revise the definition of the Phase Ib (Phase IIa) Clinical Trial during the Term of the Agreement.

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1.60 “Phase II Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate the effectiveness and/or safety of such Product in the target patient population, as described in 21 C.F.R. § 312.21(b), as amended from time to time, or the corresponding foreign regulations. In the field of oncology, Phase II Clinical Trials are often larger than Phase I Clinical Trial as there may be up to 100 or so patients participating. Sometimes in a Phase II Clinical Trial, a new Product is compared with another treatment already in use, or with a placebo. Some Phase II Clinial Trials are randomized.

1.61 “Pivotal Clinical Trial” means a pivotal human clinical trial of a Product (whether or not denominated a “Phase III” clinical trial under applicable regulations) with a defined dose or a set of defined doses of such Product designed to ascertain efficacy and safety of such Product for the purpose of enabling, without the performance of additional human clinical trials, the preparation and submission of an MAA to the applicable Regulatory Authorities in a country of the Licensed Territory, as further defined in 21 C.F.R. § 312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations. In the field of oncology, Pivotal (Phase III) Clinical Trials test if a new Product is better than standard treatment and may include hundreds to thousands of patients around the country or world. The control group receives the standard treatment and the study group receives the new Product being investigated.

1.62 “Product” shall mean the combination of Molecule and Interleukin-2 (IL-2).

1.63 “Regulatory Approval” means, with respect to the Molecule and/or Products, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority that is necessary to Develop, store or handle the Molecule and/or to Develop, store, handle, Manufacture or Commercialize the Product, including, where applicable, (a) pricing or reimbursement approval, (b) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

1.64 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.65 “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including, but not limited to, all INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including, but not limited to, minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including, but not limited to, study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including, but not limited to, all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to the Molecule and/or Product.

1.66 “Royalty Term” shall have the meaning provided in Section 4.3.

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1.67 “Rules” shall have the meaning provided in Section 11.2(a).

1.68 “Sublicensee” shall mean a Third Party sublicensee under the license granted by ONCOTELIC to ATB pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by ATB or its Affiliate or indirectly through one or more tiers of sublicense.

1.69 “Technical Assistance” shall have the meaning provided in Section 2.3(c).

1.70 “Term” shall have the meaning provided in Section 9.1.

1.71 “Territory” shall mean the whole world, excluding “Territory-M”

1.72 “Territory-M” shall mean the USA and Canada

1.73 “Territory New Data” shall mean all technical, chemical, biological, pharmaceutical, pre-clinical, clinical, bibliographic and marketing data, literature, dossiers, copies of authorizations, samples, documentation and intellectual property newly generated by ATB and/or Sublicensees in the Territory, on the terms and conditions hereof which relate to the Product.

1.74 “Territory-M New Data” shall mean all technical, chemical, biological, pharmaceutical, pre-clinical, clinical, bibliographic and marketing data, literature, dossiers, copies of authorizations, samples, documentation and intellectual property newly generated by ONCOTELIC and/or Sublicensees in the Territory-M, on the terms and conditions hereof which relate to the Product.

1.75 “Third Party” shall mean a Person other than ATB and its Affiliates, and ONCOTELIC and its Affiliates.

1.76 “Third Party Patent Licenses” shall have the meaning provided in Section 4.4.

1.77 “Trademark” shall mean any word, name, logo, tagline, slogan, symbol, device, design, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, product configuration rights, program name, delivery form name, certification mark or collective mark, that functions as an identifier of source, origin or quality, in each case, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.78 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the ONCOTELIC Patent Rights, in a country within the Territory that, unless licensed would be infringed by the manufacture, use, importation, exportation or sale of such Product in such country in the Territory, which claim (i) has not been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, which decision is an unappealable or unappealed decision within the time allowed for appeal, and which is not lost in an interference proceeding or through disclaimer or otherwise not admitted to be invalid.

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Article 2

LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, as of the Execution Date, ONCOTELIC hereby grants ATB, a perpetual exclusive, license (or sublicense, including the right to freely sublicense through multiple tiers of sublicense as set forth in Section 2.2 and elsewhere in this Agreement, under the ONCOTELIC Patent Rights and the ONCOTELIC Know-How to the extent specific to the Molecule and the Product, under the ONCOTELIC Know-How that is not specific to the Molecule and the Product; in each case, to develop, make, have made, use, sell, have sold, offer for sale, market, export, import, and otherwise commercialize the Product in the Field in the Territory (collectively, the “License Grant”).

2.2 Sublicensing.

(a) Right to Sublicense. Subject to Section 2.2(b), ATB shall have the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses and rights granted in Section 2.1 to any Third Parties.

(b) Sublicense Terms. Any sublicense granted by ATB under this Agreement (directly or indirectly through its Affiliate) to a Third Party shall be (i) in writing and (ii) subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement. ATB shall be responsible for its Sublicensees and their respective compliance with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by Sublicensees with the terms of this Agreement.

2.3 Know-How Transfer, Supply Rights, ONCOTELIC Assistance, and Manufacturing Technology Transfer.

(a) Know-How Transfer. Within thirty (30) days after the Execution Date, ONCOTELIC shall transfer to ATB all scientific, mechanism of action, preclinical, clinical safety, toxicology and other Data within the ONCOTELIC Technology related to the Molecule and the Product in ONCOTELIC’s possession and that is available in written, graphic, electronic or other tangible form (or true and complete copies thereof), and to the extent such data exists in electronic form, ONCOTELIC may provide the same to ATB in electronic form. During the Term, ONCOTELIC shall promptly notify ATB of the development or acquisition of additional ONCOTELIC Know-How which may be required by ATB to fulfill its development, regulatory and commercial obligations of this Agreement in the Territory, and shall promptly convey such ONCOTELIC Know-How to ATB.

(b) Supply Rights. ATB shall have the exclusive rights to supply ONCOTELIC with the Molecule or the Product at cost plus 30% markup, provided however: (i) ATB’s Product has to meet the CGMP standards as described in Section 1.12 required for the marketing approval in the US and Canada, and (ii) ATB has to abide by ONCOTELIC’s development and commercial timelines.

(c) ONCOTELIC Assistance. At ATB’s request, ONCOTELIC shall provide reasonable technical assistance and regulatory consultation to ATB, its Sublicensee or CMO, in the preparation of CGMP audit or certification by the FDA, with a mutual goal to obtain marketing approval of the Product in Territory-M with the drug product supplied by ATB.

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(d) Manufacturing Technology Transfer. If ATB is unable to supply the Molecule or the Product manufactured under the CGMP standard within ninety (90) days after ONCOTELIC notifies ATB that it wishes to purchase such Product from ATB, then ONCOTELIC shall have the right to manufacture the Molecule or the Product at any CGMP manufacturing site of its choice, and ATB’s Supply Rights provided in Section 2.3(b) shall convert to a non-exclusive rights. Upon conversion of Supply Rights from exclusive to non-exclusive, ATB shall be required to initiate the manufacturing technology transfer (including from its Third Party contract manufacturers) to ONCOTELIC or a Third Party manufacturer designated by ONCOTELIC. ATB shall be required to initiate the manufacturing technology transfer process within thirty (30) days of termination of Section 2.3(b). Copies of all ATB Know-How that is available in written, graphic, electronic or other tangible form (and to the extent such Know-How exists in electronic form, ATB may provide the same to ONCOTELIC in electronic form) and related to the manufacture of the Molecule or the Product in ATB’s possession and Control, in order to enable ONCOTELIC (or its designee) to manufacture the Molecule or the Product for use in the Territory-M using the process employed by or on behalf of ATB to manufacture the Molecule or the Product. In addition, ATB shall provide ONCOTELIC with an introduction to ATB’s Third Party contract manufacturer(s) for the Molecule or the Product.

Article 3

RESEARCH, DEVELOPMENT, REGULATORY ACTITIVES AND COMMERCIALIZATION

3.1 Research.

(a) by ATB.

ATB shall be solely resopnsbile, at its own expense, to perform in vivo combination efficacy studies with Trabedersen and various immuno therapies including IL-2 and others, using a global CRO or a local CRO with equivalent quality. ATB shall be allowed to perform the efficacy studies until January 25, 2019 (“Research Deadline”).

(b) by ATB and ONCOTELIC.

ATB shall use commercially reasonable efforts to complete the research activities described in Section 3.1(a) prior to the Research Deadline. Should the outcome of the in vivo combination efficacy studies determined to be positive, both Parties may mutually identify additional combination partner(s) for Trabedersen and negotiate in good faith to expand the scope of this Agreement in a separate agreement.

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3.2 Development, Regulatory Activities and Commercialization.

(a) by ATB.

ATB shall be solely responsible, at its own expense, for, and shall control all aspects of Development (including, but not limited to, pre-clinical and clinical development), manufacture, registration and commercialization (including, but not limited to, marketing, promoting, selling, distributing and determining pricing for), and generation of the Territory New Data for the Product in the Field in the Territory. Without limiting the generality of the foregoing, ATB shall be solely responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Product in the Field in the Territory, including all INDs, NDAs, MAs, at ATB’s sole expense. All of such submissions and other regulatory filings relating to Product in the Field shall be submitted in the name of, and owned by, ATB.

ATB shall use Commercially Reasonable Efforts to make appropriate investment in the manufacturing process optimization and manufacturing clinical sample of Molecule, in the Territory.

ATB shall use Commercially Reasonable Efforts to conduct the Phase I and Phase Ib (IIa) Clinical Trials at its own cost and complete further Development, seek Marketing Approval for, and commercialize the Product in the Territory, either independently or through Sublicensee(s).

ATB shall use Commercially Reasonable Efforts to Develop the Product in the Territory, alone or with or through one (1) or more Affiliates or Sublicensees; provided, however, if ATB fails to conduct any meaningful development activities for the Molecule or the Product over a period of six (6) continuous months, then such failure shall be deemed to be a failure to meet the diligence obligations set forth in this Section and a material breach of a material provision of this Agreement, and ONCOTELIC shall have the right to terminate this Agreement in accordance with Section 9.2 (Termination by Either Party for Material Breach) below. Meaningful development activities include, without limitation, (a) planning, preparing for the conduct of (including drafting protocols and negotiating with clinical research organization and clinical trial sites) and writing study reports for clinical trials and (b) conducting regulatory affairs, including planning for and attending regulatory meetings, preparing Regulatory Filings and addressing issues raised by Regulatory Authorities; provided, however, if ATB has failed to submit to or discuss with a Regulatory Authority a Regulatory Filing that includes ATB’s proposed protocol for the then subsequent clinical trial within twelve (12) months after the last patient out (LPO) of each Phase I Clinical Trial and Phase Ib Clinical Trial (excluding a Phase II Clinical Trial that is a Pivotal Clinical Trial or that is otherwise the final clinical trial before submission of an MAA for a Product) conducted by ATB, then ATB shall be deemed to be in material breach of its diligence obligations hereunder, and ONCOTELIC shall have the right to terminate this Agreement in accordance with Section 9.2 (Termination by Either Party for Material Breach) below; provided that such twelve (12)-month period will be extended automatically by the amount of any delay resulting from (i) clinical or regulatory delays that are outside of ATB’s reasonable control, including requests or requirements of a Regulatory Authority beyond what would be reasonably anticipated, (ii) development or regulatory delays that are outside of ATB’s reasonable control attributable to insufficient data package related to CMC, received from ONCOTELIC, and any delays related to Section 2.3a (Know-How Transfer) and 2.3c (ONCOTELIC Assistance), or (iii) delays in manufacturing needed quantities of the Molecule or Product that are outside of ATB’s reasonable control.

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ATB shall use Commercially Reasonable Efforts to achieve the Sales Forecast in the Territory, as set forth in Exhibit B.

(b) by ONCOTELIC.

ONCOTELIC shall be solely responsible, at its own expense, for, and shall control all aspects of Development (including, but not limited to, pre-clinical and clinical development), manufacture, registration and commercialization (including, but not limited to, marketing, promoting, selling, distributing and determining pricing for), and generation of the Territory-M New Data for the Product in the Field in the Territory-M.

3.3 Access to Data.

(a) by ATB.

On an annual basis after the Effective Date, ATB shall provide ONCOTELIC with copies of or access to all Territory New Data not previously provided to ONCOTELIC and ONCOTELIC shall have the right to but not obligation, to use the Territory New Data as necessary to incorporate it into ONCOTELIC’s Development plan and to seek to obtain and maintain Regulatory Approval for Products in Territory-M, including the right to but not obligation, to incorporate Territory New Data in Regulatory Filings with Regulatory Authorities in Territory-M and to cross-reference Regulatory Filings Controlled by ATB in the Territory, in each case for the purpose of obtaining and maintaining Regulatory Approval for Products in Territory-M, and otherwise to exercise its rights or fulfill its obligations under this Agreement. If ONCOTELIC uses any portion of the Territory New Data for Development and/or Regulatory Filings/Approval in the Territory-M, then ONCOTELIC shall be obligated to pay Royalties to ATB, pursuant to Section 4.2(c).

(b) by ONCOTELIC.

On an annual basis after the Effective Date, ONCOTELIC shall provide ATB with copies of or access to all Territory-M New Data not previously provided to ATB and ATB shall have the right to but not obligation, to use the Territory-M New Data as necessary to incorporate it into ATB’s Development plan and to seek to obtain and maintain Regulatory Approval for Products in Territory, including the right to but not obligation, to incorporate Territory-M New Data in Regulatory Filings with Regulatory Authorities in Territory and to cross-reference Regulatory Filings Controlled by ONCOTELIC in the Territory-M, in each case for the purpose of obtaining and maintaining Regulatory Approval for Products in Territory, and otherwise to exercise its rights or fulfill its obligations under this Agreement. Without limiting foregoing, if ATB uses the Phase III portion of the Territory-M New Data for Development and/or Regulatory Filings/Approval in the Territory, then ATB shall be obligated to pay a higher percentage Royalties to ONCOTELIC, pursuant to Section 4.2(b).

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3.4 Access to Sublicensee Data.

(a) by ATB.

In the event that ATB enters into an agreement with a Sublicensee in accordance with Section 2.2 above, if such Sublicensee is involved in generation of Territory New Data, ATB shall ensure such Sublicensee allow ATB to provide ONCOTELIC access to, and the right to use, all such Data generated by such Sublicensee, to the extent that such Data is reasonably necessary or useful for Development or Commercialization of the Product in the Field in the Territory-M, including preparation and filing of MAAs for a Product with the applicable Regulatory Authorities in the Territory-M, in accordance with this Agreement; provided that ATB shall require each Sublicensee to allow ATB to provide to ONCOTELIC access and the right to use all Data related to the Molecule and the Product that is (i) Safety Data or (ii) otherwise necessary to be provided to any Regulatory Authority in the Territory-M in connection with the Development and Commercialization of the Product in the Field in the Territory-M. ONCOTELIC shall ensure that each of its Affiliates and licensees allows ONCOTELIC to provide ATB access to and the right to use all Data generated by such Affiliate or licensee, and ATB shall have the right to but not obligation, to use such Data to the extent permitted under this Agreement, including the right to incorporate all Data into any Regulatory Filings for a Product in the Territory. For avoidance of doubt, both ATB and ONCOTELIC shall have the right to access but not obligation to use, the Territory-M New Data and Territory New Data, for Development and/or Regulatory Filings/Approval in the Territory and Territory-M, respectfully.

(b) by ONCOTELIC.

In the event that ONCOTELIC enters into an agreement with a Sublicensee, if such Sublicensee is involved in generation of Territory-M New Data, ONCOTELIC shall ensure that such Sublicensee allow ONCOTELIC to provide ATB access to, and the right to use, all such Data generated by such Sublicensee, to the extent that such Data is reasonably necessary or useful for Development or Commercialization of the Product in the Field in the Territory, including preparation and filing of MAAs for a Product with the applicable Regulatory Authorities in the Territory, in accordance with this Agreement; provided that ONCOTELIC shall require each Sublicensee to allow ONCOTELIC to provide to ATB access and the right to use all Data related to the Molecule and the Product that is (i) Safety Data or (ii) otherwise necessary to be provided to any Regulatory Authority in the Territory in connection with the Development and Commercialization of the Product in the Field in the Territory. ATB shall ensure that each of its Affiliates and licensees allows ATB to provide ONCOTELIC access to and the right to, use all Data generated by such Affiliate or licensee, and ONCOTELIC shall have the right to but not obligation to use such Data to the extent permitted under this Agreement, including the right to incorporate all Data into any Regulatory Filings for a Product in the Territory-M. For avoidance of doubt, both ONCOTELIC and ATB shall have the right to access but not obligation to use, the Territory New Data and Territory-M New Data, for Development and/or Regulatory Filings/Approval in the Territory-M and Territory, respectfully.

3.5 Diligence. ATB shall use Commercially Reasonable Efforts to Develop, seek Marketing Approval for, and commercialize the Products in the Territory. Without limiting the foregoing, ATB shall first use Commercially Reasonable Efforts to develop, seek Marketing Approval, and commercialize at least one Product for at least one Indication in the Field in the Territory.

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3.6 Records. ATB shall maintain, or cause to be maintained, complete and accurate records of all Development work conducted by or on behalf of ATB with respect to Product, including all results, data, inventions and developments made in the performance of such Development work. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and all such records shall be ATB’s Information and ATB shall retain all intellectual property and ownership rights of every kind and nature in such records. ATB shall provide ONCOTELIC access to such records upon ONCOTELIC’s reasonable request.

3.7 Meetings. Prior to initiation of the first Pivotal Clinical Trial of a Product, the Parties shall, at ONCOTELIC’s written request but no more than annually, hold periodic meetings (by telephone or videoconference unless otherwise agreed) at which qualified representatives of ATB responsible for Product development will notify ONCOTELIC, and respond to ONCOTELIC’s reasonable questions regarding, the progress and results of ATB’s Product development and registration efforts.

3.8 Compliance with Applicable Laws. ATB shall conduct, all Development, regulatory, manufacturing and commercialization activities with respect to the Molecule and the Product in the Territory in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP/CGMP. ONCOTELIC shall comply with all Applicable Laws having jurisdiction over the performance of this Agreement with respect to any activities it performs hereunder.

Article 4

PAYMENTS

4.1 Milestone Payments.

(a)	In consideration for the rights and licenses granted to ATB hereunder, ATB within sixty (60) days from the sucessful completion of the in vivo efficacy studies pursuant to Section 3.1(a), shall pay ONCOTELIC, five hundred thousand dollars (USD 500,000) in cash.

(b)	ATB shall pay ONCOTELIC, five hundred thousand dollars (USD 500,000) in cash within sixty (60) days from ONCOTELIC’s completion of both events set forth in Section 2.3(a) (Know-How Transfer) and 2.3(c) (ONCOTELIC Assistance).

(c)	ATB shall pay ONCOTELIC, one million dollars (USD 1,000,000) in cash within sixty (60) days from receiving Marketing Approval of the Product in any of the following countries: Japan, China, Brazil, Mexico, Russia and Korea.

(d)	ATB shall pay ONCOTELIC, two million dollars (USD 2,000,000) in cash within sixty (60) days from receiving Marketing Approval of the Product in any of the following countries: Germany, France, Spain, Italy and UK.

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4.2 Royalties.

(a) by ATB, for sales in the Territory, without using Phase III data from Territory-M for Development and regulatory purposes in the Territory.

(i) ATB shall pay royalties to ONCOTELIC on its Net Sales at the applicable rate set forth below:

Royalty Rate	3% of Net Sales

(ii) In case ATB does not sub-license the Product to sub-licensee(s) during the Term of the Agreement and sells the Product on its own, then ATB shall pay royalties to ONCOTELIC on its Net Profit at the applicable rate set forth below:

Royalty Rate	5% of Net Profit

(b) by ATB, for sales in the Territory, using Phase III data from Territory-M for Development and regulatory purposes in the Territory.

(i) ATB shall pay royalties to ONCOTELIC on its Net Sales at the applicable rate set forth below:

Royalty Rate	6% of Net Sales

(ii) In case ATB does not sub-license the Product to sub-licensee(s) during the Term of the Agreement and sells the Product on its own, then ATB shall pay royalties to ONCOTELIC on its Net Profit at the applicable rate set forth below:

Royalty Rate	8% of Net Profit

(c) by ONCOTELIC, for sales in the Territory-M, using Territory New Data for Development and regulatory purposes in the Territory-M.

In case ATB is able to satisfy the conditions described in Section 2.3(b) (Supply Rights) and ONCOTELIC uses Territory New Data for development and regulatory purposes in the Territory-M, then ONCOTELIC shall pay royalties to ATB on its Net Sales at the applicable rate set forth below:

Royalty Rate	3% of Net Sales

4.3 Royalty Term. Royalties under Section 4.2 shall be payable on a annual basis due within sixty (60) days after the end of each Calendar Year for aggregate Net Sales or Net Profit in all countries for all markets for all indications, for ten (10) years from the First Commercial Sale on a Product-by-Product and country-by-country basis (the “Royalty Term”). Upon expiration of the Royalty Term for a Product in a country, ATB’s license under Section 2.1 with respect to such Product in such country shall become fully-paid and irrevocable and ATB’s obligation to pay royalties to ONCOTELIC shall cease. Upon expiration of the Royalty Term for a Product in a country, ONCOTELIC’s obligation to pay royalties to ATB shall cease, should ONCOTELIC become obligated to pay royalties to ATB pursuant to Sections 3.3(a) and 4.2(c).

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4.4 Profit Sharing. On a Product-by-Product and country-by-country basis, during the Royalty Term, for a Product in a country, should ATB engage in any sub-licensing transaction(s), then ATB and ONCOTELIC shall equally share ATB’s Gross Profit from Sub-Licensing. Gross Profit from Sublicensing shall mean all revenues ATB receives from its Sublicensee(s) which includes any upfront payments, development and regulatory milestone payments, sales milestone payments and royalty payments, minus Development costs incurred by ATB. Development costs shall include but not limited to non-clinical and clinical development costs, CMC (chemistry, manufacturing and control) costs and costs related to regulatory affairs. For avoidance of doubt, all financial investments obtained by ATB shall be excluded from the calculation of the Gross Profit from Sub-Licensing and these may include but not limited to issuance of ATB stocks, convertible bonds and any other financial instruments that are typically utilized by private and/or public companies from Korean biotech and pharmaceutical sector such as ATB. Additionally, all milestone payments due to ONCOTELIC pursuant to Section 4.1, shall be excluded from the calculation of the Gross Profit from Sublicensing.

Article 5

PAYMENT; RECORDS; AUDITS

5.1 Payment; Reports.

(a) Royalties under Section 4.2 shall be calculated and reported to ONCOTELIC each Calendar Year by ATB during the Royalty Term and shall be paid sixty (60) days after the end of each Calendar Year. Each payment of royalties shall be accompanied by a report of Net Sales or Net Profit of Products in U.S. dollars by ATB in sufficient detail to permit confirmation of the accuracy of the payment made, including Gross Sales and Net Profit of Products on a Product-by-Product and country-by-country basis, the deductions from Gross Sales, details of any royalty credits taken pursuant to Section 4.4 on a Third Party Patent License-by-Third Party Patent License basis, any applicable reductions or adjustments made pursuant to Section 4.5, the applicable royalty rate, the royalty payable, the methods used to calculate the royalty rate and the exchange rates used.

(b) Royalties under Section 4.2 shall be calculated and reported to ATB each Calendar Year by ONCOTELIC during the Royalty Term and shall be paid sixty (60) days after the end of each Calendar Year. Each payment of royalties shall be accompanied by a report of Net Sales of Products in U.S. dollars by ONCOTELIC in sufficient detail to permit confirmation of the accuracy of the payment made, including Net Sales of Products on a Product-by-Product and country-by-country basis, the applicable royalty rate, the royalty payable, the methods used to calculate the royalty rate and the exchange rates used.

5.2 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at www.OANDA.com during the year, up to that point, for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated by the receiving Party.

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5.3 Income Tax Withholding.

(a) ONCOTELIC represents, warrants, and covenants that ONCOTELIC will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by ATB from any payment made to ONCOTELIC under this Agreement, ATB shall (i) deduct such taxes from the payment made to ONCOTELIC, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to ONCOTELIC and certify its receipt by the taxing authority within thirty (30) days following such payment, and (iv) cooperate with ONCOTELIC in any way reasonably requested by ONCOTELIC, to obtain available reductions, credits or refunds of such taxes. Also, ONCOTELIC shall cooperate with ATB in any way reasonably requested by ATB, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request each Party shall provide the other Party such information in the Party’s possession as may be reasonably necessary for the Party to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to ONCOTELIC under this Agreement or any other terms of this Agreement.

(b) ATB represents, warrants, and covenants that ATB will pay any and all taxes levied on account of any payments made to it under this Agreement. If any taxes are required to be withheld by ONCOTELIC from any payment made to ATB under this Agreement, ONCOTELIC shall (i) deduct such taxes from the payment made to ATB, (ii) timely pay the taxes to the proper taxing authority, (iii) send proof of payment to ATB and certify its receipt by the taxing authority within thirty (30) days following such payment, and (iv) cooperate with ATB in any way reasonably requested by ATB, to obtain available reductions, credits or refunds of such taxes. Also, ATB shall cooperate with ONCOTELIC in any way reasonably requested by ONCOTELIC, to obtain available reductions, credits or refunds of such taxes. Without limiting the generality of the foregoing, upon request each Party shall provide the other Party such information in the Party’s possession as may be reasonably necessary for the Party to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to ATB under this Agreement or any other terms of this Agreement.

5.4 Audits.

(a)	Records Maintenance. The Parties shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records (owned exclusively by Parties) pertaining to the sale or other disposition of Products in sufficient detail to permit each other to confirm the accuracy of all royalty payments due hereunder for at least three (3) full Calendar Years following the end of the Calendar Year to which they pertain.

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(b)	Audit Rights. Both Parties shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to each other to audit such records solely to confirm Net Sales or Net Profit and royalties for a period covering not more than the preceding three (3) full Calendar Years. No Calendar Year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than thirty (30) days, to the Party being audited (“Audited Party”), in the location where the records are maintained. The auditor will execute a reasonable written confidentiality agreement with the Audited Party and will disclose to the Party requesting the audit (“Auditing Party”) only such information as is reasonably necessary to provide the Auditing Party with information regarding any actual or potential discrepancies between royalty amounts reported and actually paid and amounts payable under this Agreement. The auditor will send a copy of the report to Audited Party at the same time it is sent to Auditing Party. The report shall be confidential and will be sent to both Parties will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. The Auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment by Audited Party by 10% or more, for any Calendar Year under this Agreement, in which case, the Audited Party shall bear the full cost of such audit and shall promptly remit to the Auditing Party the amount of any underpayment. If such audit discloses an overpayment by Audited Party, then the Audited Party will deduct the amount of such overpayment from amounts otherwise owed to the Auditing Party under this Agreement, or if no payments are owed by the Audited Party to Auditing Party then the Auditing Party shall promptly issue a refund to the Audited Party for such overpayment.

5.5 Late Payments. Any late payment shall accrue interest at a rate of five percent (5%) per annum beginning on the date that the payment is past due until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

Article 6

CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Obligations. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Parties shall also protect the trade secrets received from the other Party for so long as they remain trade secrets pursuant to the laws of State of New York. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

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6.2 Confidential Information. “Confidential Information” means any technical, business or other Information provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Execution Date, including Information relating to the terms of this Agreement (subject to Section 6.5), information relating to the Molecule or the Product (including Regulatory Documentation), any exploitation of the Molecule or the Product, any Know-How with respect thereto developed by or on behalf of the Disclosing Party or its Affiliates (including the ONCOTELIC Know-How and ATB Know-How, as applicable) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Article 6 with respect to any Confidential Information shall not include any information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (ii) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (iii) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (iv) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within such exclusions set forth in preceding Section 6.2(i) and (ii) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) enforcing such Party’s rights under this Agreement and in connection with, Marketing Approvals and other regulatory filings and communications;.

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e) disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6;

(f) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use that are no less restrictive than the confidentiality obligations herein.

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Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where prohibited by applicable law, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts. The Disclosing Party shall then have the right to disapprove of the disclosure, except where prohibited by applicable law, in the Disclosing Party’s reasonable judgment. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4 Publications. ATB shall not publish any information relating to the Molecule or Product in the Territory without the prior written consent of ONCOTELIC (such consent not to be unreasonably withheld, delayed, or conditioned). ATB shall have the right to publish peer reviewed manuscripts, or provide other forms of public disclosure, including abstracts and presentations, of results of studies or activities with respect to the Molecule or Products, in the Territory. ONCOTELIC shall have the right to review and comment on any material proposed for disclosure or publication by ATB or its Affiliate, such as by oral presentation, manuscript or abstract, that relates to the development, manufacture or commercialization of Molecule or Product and/or that includes Confidential Information of ONCOTELIC. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), ATB shall deliver a complete copy to ONCOTELIC at least sixty (60) days prior to submitting the material to a publisher or initiating such other disclosure, and ONCOTELIC shall review any such material and give its final comments to ATB within thirty (30) days of the delivery of such material to ONCOTELIC. With respect to oral presentation materials and abstracts, ATB shall deliver a complete copy to ONCOTELIC at least ten (10) days prior to the anticipated date of the presentation, and ONCOTELIC shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to ATB with appropriate comments, if any, but in no event later than five (5) days from the date of delivery to ONCOTELIC which comments shall be considered by ATB. ATB shall reasonably comply, or cause its Affiliate to comply (as applicable), with ONCOTELIC’s reasonable requests to delete references to ONCOTELIC’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional sixty (60) days for the purpose of preparing and filing appropriate patent applications.

6.5 Publicity.

(a) Press Releases. No later than one (1) business day following the Execution Date, the Parties shall issue a joint press release announcing the execution of this Agreement. Except as required by applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, both Parties shall not make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned, or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party.

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(b) Filing of this Agreement. To the extent applicable, the Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.

Article 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents andwarrants to the other that: (i) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (ii) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (iii) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 ONCOTELIC Representations and Warranties. ONCOTELIC represents and warrants to ATB that:

(a) Exhibit A attached hereto contains a true and complete list of the ONCOTELIC Patent Rights existing on the Execution Date. The ONCOTELIC Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by ONCOTELIC as of the Execution Date that cover the Molecule and Product or the manufacture, use, sale, offer for sale, import or export of any of the foregoing;

(b) ONCOTELIC or its Affiliates (i) have the right to grant the License Grant that it purports to grant in Section 2.1; and (ii) has not granted to any Third Party any license or other right with respect to the Molecule, Product or ONCOTELIC Technology that conflicts with or in any way jeopardizes the License Grant and rights granted to ATB herein;

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(c) ONCOTELIC has neither assigned nor otherwise entered into an agreement by which ONCOTELIC purports to assign or transfer to a Third Party any right, title or interest in or to any technology or intellectual property right that would conflict with ONCOTELIC’s obligations under this Agreement;

(d) there are no agreements between ONCOTELIC and a Third Party under which rights with respect to the ONCOTELIC Technology are being licensed to ATB;

(e) ONCOTELIC or its Affiliates are the sole and exclusive owner of all right, title and interest in and to the ONCOTELIC Patent Rights in existence on the Execution Date;

(f) to ONCOTELIC’s knowledge, the issued and unexpired claims included in the ONCOTELIC Patent Rights existing as of the Execution Date are valid and enforceable;

(g) no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any ONCOTELIC Patent Right;

(h) To ONCOTELIC’s knowledge, the development, manufacture, use, sale, offer for sale, import or export of any Product does not infringe or constitute a misappropriation or violation of the rights of any Third Party;

(i) there are no claims, judgments, liens or settlements against or owed by ONCOTELIC (or any of its Affiliates) with respect to the ONCOTELIC Technology, and ONCOTELIC is not a party to any legal action, suit or proceeding relating to the ONCOTELIC Technology or the Molecule or the Product, nor has ONCOTELIC received any written communication from any Third Party, including, but not limited to, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(j) neither ONCOTELIC nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Approvals for the Molecule or the Product in the Field within the Territory;

(k) all research and development (including non-clinical studies and clinical trials) conducted by or, to ONCOTELIC’s knowledge, on behalf of ONCOTELIC or any of its Affiliates, related to the Molecule or the Product prior to the Execution Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP/CGMP;

(l) neither ONCOTELIC nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(m) neither ONCOTELIC nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of the Molecule or the Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof;

(n) ONCOTELIC and, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development of a Product, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and ONCOTELIC’s books, accounts, records and invoices related to the Product are complete and accurate in all material respects; and

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(o) ONCOTELIC has not violated the FCPA or Export Control Laws in connection with the development of the Molecule or the Product prior to the Execution Date of this Agreement.

7.3 ATB Representations and Warranties. ATB represents and warrants to ONCOTELIC that neither ATB nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

7.4 ATB Covenants. In addition to any covenants made by ATB elsewhere in this Agreement, ATB hereby covenants to ONCOTELIC as follows:

(a) neither ATB nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including, but not limited to, 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to the Molecule or the Product; and in the event that ATB becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to ATB or any of its Affiliates with respect to any activities relating to the Molecule or the Product, ATB will promptly notify ONCOTELIC in writing and ATB will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to the Molecule or the Product;

(b) neither ATB nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including ATB and its Affiliates, nor will ATB or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of ATB’s rights or performance of ATB’s obligations under this Agreement;

(c) neither ATB nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of ATB’s rights or performance of ATB’s obligations under this Agreement, shall cause ONCOTELIC to be in violation of the FCPA or Export Control Laws;

(d) ATB shall promptly notify ONCOTELIC if it has any information or suspicion that there may be a violation of the FCPA or Export Control Laws in connection with the exercise of ATB’s rights or performance of ATB’s obligations under this Agreement;

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7.5 Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of ATB and subject to Section 2.2, Sublicensees; provided, in each case, that (i) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (ii) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee and the acts or omissions of each Affiliate, subcontractor or Sublicensee.

7.6 Disclaimer. Except as expressly set forth in this Agreement, THE TECHNOLOGY, AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY ONCOTELIC HEREUNDER ARE PROVIDED “AS IS”. Except as expressly set forth in this Agreement, ONCOTELIC EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF QUALITY, DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

Article 8

INTELLECTUAL PROPERTY

8.1 Ownership. As between the Parties, ONCOTELIC (or its Affiliates) is/are the sole and exclusive owner of all right, title and interest in and to the ONCOTELIC Technology, other than Joint Inventions and Joint Patent Rights, and ATB is the sole and exclusive owner of all right, title and interest in and to the ATB Technology, other than Joint Inventions and Joint Patent Rights. A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or its Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). Subject to the rights and licenses granted under the Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use and license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting, provided however, each Party shall resonably inform to the other Party if and when Joint Patent Rights are practiced, used, and licenses to practice are granted.

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8.2 Patent Prosecution and Maintenance.

(a) ONCOTELIC Patent Rights

(i) ONCOTELIC shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of ONCOTELIC Patent Rights that are not included in the license grant in Section 2.1 by counsel of its choice. ONCOTELIC shall be solely responsible for such expenses relating thereto.

(ii) ATB shall have the first right to control the preparation, filing, prosecution and maintenance of ONCOTELIC Patent Rights that are included in the license grant in Section 2.1 at ATB’s expense and by counsel of its choice. ATB shall consult with ONCOTELIC as to the preparation, filing, prosecution and maintenance of such Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to ONCOTELIC copies of all relevant drafts and documents reasonably in advance of such consultation.

(b) ATB Patent Rights. ATB shall have the sole right, to control the preparation, filing, prosecution and maintenance of ATB Patent Rights, at ATB’s sole expense and by counsel of its choice.

(c) Joint Patent Rights. ATB shall have the first right to control the preparation, filing, prosecution and maintenance of Joint Patent Rights at ATB’s expense and by counsel of its choice. ATB shall consult with ONCOTELIC as to the preparation, filing, prosecution and maintenance of such Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to ONCOTELIC copies of all relevant drafts and documents reasonably in advance of such consultation. ATB shall keep ONCOTELIC reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Patent Rights and shall provide to ONCOTELIC copies of all material patent office submissions within a reasonable amount of time following submission thereof by ATB. In the event that ATB desires to abandon or cease prosecution or maintenance of any of such Patent Rights, ATB shall provide written notice to ONCOTELIC of such intention to abandon promptly after ATB makes such determination (which notice shall be given no later than sixty (60) days prior to the next deadline for any action that must be taken with respect to such Patent Rights in the relevant patent office). In such case, ONCOTELIC shall have the right, in its discretion, exercisable upon written notice to ATB delivered no later than thirty (30) days after receipt of notice from ATB, to assume responsibility for prosecution and maintenance of such Patent Rights, at its sole cost and expense and by counsel of its own choice and if ONCOTELIC exercises such right, then such Patent Rights are expressly excluded from the definition of Joint Patent Rights and ATB will assign its right, title and interest in such Patent Rights to ONCOTELIC.

(d) Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Joint Patent Rights under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent Right. Such cooperation includes, but is not limited to: (i) promptly executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

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8.3 Enforcement and Defense of Patent Rights.

(a) Notice. Each Party shall notify the other Party in writing within ten (10) days (except as expressly set forth below) of becoming aware of any alleged or threatened Infringement by a Third Party of any of the ONCOTELIC Patent Rights, Joint Patent Rights or ATB Patent Rights, including, but not limited to, (i) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of the Molecule or the Product in the Field, (ii) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (iii) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing the Molecule or the Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the ONCOTELIC Patent Rights, Joint Patent Rights or ATB Patent Rights ((i)-(iii), (collectively, “ATB Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any ONCOTELIC Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.

(b) ONCOTELIC Patent Rights.

(i) ATB Competitive Infringement. ATB shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to ATB Competitive Infringement of a ONCOTELIC Patent Right, at ATB’s own expense and by counsel of its own choice, and ONCOTELIC shall have the right to be represented in any such action or proceeding, at ONCOTELIC’s own expense and by counsel of its own choice. If ATB fails to bring any such action or proceeding with respect to ATB Competitive Infringement of any ONCOTELIC Patent Right within sixty (60) days following the notice of alleged ATB Competitive Infringement, ONCOTELIC shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and ATB shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable ATB Competitive Infringement is the result of ATB’s receipt of a Patent Certification with respect to a ONCOTELIC Patent Right, ATB shall notify ONCOTELIC of ATB’s decision to bring (or defend) and control any action or proceeding within ten (10) days of ATB’s receipt of such Patent Certification with respect to a ONCOTELIC Patent Right, after which time, in each case, ONCOTELIC shall have the right to bring (or defend) and prosecute such action, and ATB shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Other Infringement. ONCOTELIC shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to any Infringement of any ONCOTELIC Patent Right that is not ATB Competitive Infringement, at its own expense and by counsel of its own choice.

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(c) Joint Patent Rights.

(i) ATB Competitive Infringement. ATB shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to ATB Competitive Infringement of any Joint Patent Right, at its own expense and by counsel of its own choice, and ONCOTELIC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If ATB fails to bring any such action or proceeding with respect to ATB Competitive Infringement of any Joint Patent Right within sixty (60) days following the notice of alleged infringement, ONCOTELIC shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and ATB shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable ATB Competitive Infringement is the result of ATB’s receipt of a Patent Certification with respect to a Joint Patent Right, ATB shall notify ONCOTELIC of ATB’s decision to bring (or defend) and control any action or proceeding within ten (10) days of ATB’s receipt of such Patent Certification with respect to a Joint Patent Right, after which time ONCOTELIC shall have the right to bring (or defend) and prosecute such action, and ATB shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) ONCOTELIC Competitive Infringement. ONCOTELIC shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent Right to the extent the Infringement is not a ATB Competitive Infringement (“ONCOTELIC Competitive Infringement”), at its own expense and by counsel of its own choice, and ATB shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If ONCOTELIC fails to bring any such action or proceeding with respect to ONCOTELIC Competitive Infringement of any Joint Patent Right within sixty (60) days following the notice of alleged infringement, ATB shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and ONCOTELIC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable ONCOTELIC Competitive Infringement is the result of ONCOTELIC’s receipt of a Patent Certification with respect to a Joint Patent Right, ONCOTELIC shall notify ATB of ONCOTELIC’s decision to bring (or defend) and control any action or proceeding within ten (10) days of ONCOTELIC’s receipt of such Patent Certification with respect to a ONCOTELIC Patent Right, after which time ONCOTELIC shall have the right to bring (or defend) and prosecute such action, and ATB shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) ATB Patent Rights. ATB shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any ATB Patent Right at its own expense and by counsel of its own choice.

(e) Cooperation. In the event a Party brings (or defends) an infringement action in accordance with this Section 8.3, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.3 but lacks standing to do so, the other Party shall cooperate fully, including, but not limited to, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.3 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld, conditioned, or delayed.

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(f) Duty to Protect Patent Rights. As of the Execution Date, during the Royalty Term on a country-by-country basis, the Parties shall use Commercially Reasonable Efforts to preserve, protect and maintain the ONCOTELIC Patent Rights and the Joint Patent Rights and keep them in good standing in every country where rights exist and, if necessary, shall initiate legal remedies to keep the ONCOTELIC Patent Rights and Joint Patent Rights valid, enforceable, and pertinent to the requirements hereunder.

8.4 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party, or of any other deficiency with respect to those intellectual property rights. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.4 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld, conditioned, or delayed).

Article 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, shall continue in full force and effect, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term with respect to such Product in such country.

9.2 Termination by Either Party for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within sixty (60) days after written notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such sixty (60)-day period unless the breaching Party has cured such breach prior to the end of such period (or if such breach is not capable of being cured during such sixty (60)-day period, the breaching Party fails to present a mutually agreeable remediation plan for such breach or ceases to exert Commercially Reasonable efforts to pursue the cure as provided in the remediation plan). Any right to terminate under this Section 9.2 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

9.3 Termination by ONCOTELIC for Patent Challenge. ONCOTELIC shall have the right to terminate this Agreement immediately upon written notice to ATB if ATB or its Affiliate directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any ONCOTELIC Patent Right.

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9.4 Termination by ATB. ATB may terminate this Agreement in its entirety or on a country-by-country or product-by-product basis at any time upon sixty (60) days’ prior written notice to ONCOTELIC, in the event (i) ATB reasonably determines that it is unsafe to continue the clinical studies or commercialization of the Product, (ii) circumstances beyond ATB’s reasonable control preventing completion of such clinical studies, and commercialization of the Product, including without limitation, failure to demonstrate clinical effectiveness by failing to meet the primary endpoint in any such clinical study as set forth in the protocol, or (iii) ATB reasonably determines that it would be commercially unwise to either Develop or commercialize the Product due to highly unfavorable market conditions, unenforceable patent rights or other reasons making further Development or commercialization of the Product in such countries, commercially unattractive. In case of a partial termination by ATB either on a country-by-country or product-by-product basis, the rest of the Agreement shall continue in full force and effect.

9.5 Termination by Either Party for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within sixty (60) days of such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a voluntary party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party shall have the right to terminate this Agreement in its entirety, immediately upon written notice to such Party.

9.6 Additional Termination Rights.

(a) ATB shall have the right to terminate this Agreement in the event of the occurrence of any of the following with written notification to ONCOTELIC and sixty (60) days to cure each breach from the date of provision of such notice, provided, however, that the total cumulative cure periods ONCOTELIC is entitled to use hereunder shall not exceed one hundred and eighty (180) days:

(i) ONCOTELIC fails to pay royalty payment to ATB pursuant to Sections 3.3(a) and 4.2(c);

(b) ONCOTELIC shall have the right to terminate this Agreement in the event of the occurrence of any of the following with written notification to ATB and sixty (60) days to cure each breach from the date of provision of such notice, provided, however, that the total cumulative cure periods ATB is entitled to use hereunder shall not exceed one hundred and eighty (180) days

(i) ATB fails to pay a milestone payment or royalty payment to ONCOTELIC under Section 4.1, Section 4.2(a) or Section 4.2(b); or

(ii) ATB fails to accomplish one (1) of the following events prior to January 25, 2019, the Termination Date of the Term Sheet;

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1. To secure funding of KRW 500,000,000 for performing the efficacy evaluation and necessary non-clinical studies for obtaining the IND approval from the MFDS of Korea,

2. To execute a partnering deal (either co-development or licensing agreement) involving the Product, with a third party biotechnology or pharmaceutical company, or

3. To secure a government sponsored R&D grant in Korea. Should ATB be successful in obtaining such grant, ATB and ONCOTELIC shall equally share the R&D grant provided by the government for the co-development of the Product in Korea and the US. For avoidance of doubt, ATB may pay the licensing fee, USD 500,000 milestone payment pursuant to Section 4.1(b) through the R&D grant. ATB shall bear the matching cost for the half amount, supplied to ONCOTELIC.

9.7 Termination for Force Majeure. The non-affected Party may terminate this Agreement due to force majeure pursuant to Section 12.8 upon sixty (60) days written notice to the other Party.

9.8 Effect of Expiration or Termination.

(a) Expiration of Royalty Term. On a Product-by-Product and country-by-country basis, upon expiration (but not on earlier termination) of the Royalty Term, all licenses granted by ONCOTELIC to ATB pursuant to this Agreement that were in effect immediately prior to such expiration shall survive on a perpetual, irrevocable, fully-paid, worldwide, royalty-free basis.

(b) Termination by ONCOTELIC. In the event of termination of this Agreement Sections 9.2, 9.3, or 9.6(b), the following provisions shall also apply:

(i) Effective as of such termination, all licenses granted by ONCOTELIC to ATB under this Agreement will terminate.

(ii) As promptly as practicable (and in any event within sixty (60) days) after such termination, ATB shall: (A) to the extent not previously provided to ONCOTELIC, deliver to ONCOTELIC true, correct and complete copies of all Regulatory Documents, and disclose to ONCOTELIC all previously undisclosed ATB Know How; (B) transfer or assign, or cause to be transferred or assigned, to ONCOTELIC or its designee (or to the extent not so assignable, take all reasonable actions to make available to ONCOTELIC or its designee the benefits of) all INDs, NDAs and Marketing Approvals for Products, whether held in the name of ATB or any of its Related Parties; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence and record the transfer, assignment or other conveyance of rights under this Section 9.8 to ONCOTELIC.

(iii) ATB shall, as directed by ONCOTELIC, either promptly wind-down any ongoing development activities with respect to Products in an orderly fashion or promptly transition such development activities to ONCOTELIC or its designee, with due regard for patient safety and in compliance with all Applicable Laws and GCP.

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(iv) ONCOTELIC shall have the right to but not obligation to purchase from ATB any or all usable inventory of the Molecule or the Product in ATB’s or it’s Affiliates’ possession as of the date of termination. Such inventory shall be provided at a transfer price equal to ATB’s cost of such inventory plus 30% markup.

9.9 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 6.1 through 6.3, 12.1 through 12.15 and 12.17 and Articles 9 and 11 of this Agreement shall survive expiration or any termination of this Agreement.

9.10 Return of Confidential Information. Within sixty (60) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.11 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

Article 10

INDEMNIFICATION

10.1 Indemnification by ATB. ATB hereby agrees to save, defend, indemnify and hold harmless ONCOTELIC, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “ONCOTELIC Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including, but not limited to, reasonable legal expense and attorneys’ fees (“Losses”), to which any ONCOTELIC Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any ATB Indemnitee (defined below); (b) the breach by ATB of this Agreement, including or any warranty, representation, covenant or agreement made by ATB in this Agreement; or (c) the development, commercialization or use of the Molecule or the Product by or on behalf of ATB, its Sublicensees or any of its or their respective Affiliates, including any Third Party claims alleging death, personal injury or other product liability to the extent arising out of or related to the use of the Molecule or the Product sold by or on behalf of ATB in the Territory; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any ONCOTELIC Indemnitee or the breach by ONCOTELIC of any warranty, representation, covenant or agreement made by ONCOTELIC in this Agreement.

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10.2 Indemnification by ONCOTELIC. ONCOTELIC hereby agrees to save, defend, indemnify and hold harmless ATB, its Affiliates and their respective officers, directors, agents, employees, consultants, attorneys, successors, and agents (the “ATB Indemnitees”) from and against any and all Losses to which any ATB Indemnitee may become subject as a result of any Claim by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any ONCOTELIC Indemnitee; or (b) the breach by ONCOTELIC of this Agreement, including breach by ONCOTELIC of any warranty, representation, covenant or agreement made by ONCOTELIC in this Agreement; in each case except to the extent such Losses result from the gross negligence or willful misconduct of any ATB Indemnitee or the breach by ATB of any warranty, representation, covenant or agreement made by ATB in this Agreement.

10.3 Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including, but not limited to, the right to settle the Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. If the Indemnifying Party does not assume control of such defense within fifteen (15) days after receiving notice of the Claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including, but not limited to, reasonable attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned, or delayed. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any Claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to Claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying Claim.

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10.4 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 OR IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT OR TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

Article 11

DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.3, the Parties will refer any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) to the President of the Division or Chief Executive Officer of ONCOTELIC and the Chief Executive Officer or Executive Chairman of ATB (as determined solely by ATB) for attempted resolution. In the event such executives are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3.

11.2 Arbitration.

(a) Claims. Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable thirty (30)-day period shall be resolved by final and binding arbitration administered by the Judicial Arbitration and Mediation Services (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 11.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.) The Arbitration shall be conducted by three neutral arbitrators (one each selected by each Party, and the third mutually selected by the Parties), provided that such individuals shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates (or any licensee or sublicensee of the rights granted to such Party under this Agreement). The arbitrators shall have extensive backgrounds and experience in the subject matter of this Agreement. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held at NY International Arbitration Center, NY, USA.

(b) Discovery. Within thirty (30) days after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration. In that regard, the Parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures. In addition, each Party shall have the right to take up to forty (40) hours of deposition testimony, including, but not limited to, expert deposition testimony.

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(c) Hearing; Decision. The Hearing shall commence within sixty (60) days after the discovery cutoff. The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator. The Hearing shall be no longer than five (5) business days in duration. The Arbitrator shall also permit the submission of expert reports. The Arbitrator shall render the Award within thirty (30) days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including, but not limited to, the calculation of any damages awarded. The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 10.5. The Award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, but not limited to, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator.

11.3 Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

Article 12

MISCELLANEOUS

12.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, the Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including, but not limited to, debtor in possession) and its successors and assigns (including, but not limited to, a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, but not limited to, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

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12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12.3 Jurisdiction and Venue. Excluding arbitration pursuant to Section 11.2, (i) the Parties hereby consent to the exclusive jurisdiction of the Federal and State courts in New York, NY with respect to any disputes, claims, controversies or other actions or proceedings arising under this Agreement and agree that exclusive venue for any such action shall lie in New York, NY, and (ii) the Parties hereby waive any and all rights to commence any action or proceeding before any other court or judicial body or in any other venue. Each Party hereby waives any objection on the grounds of lack of jurisdiction, and/or forum non conveniens or otherwise to the exercise of such jurisdiction over it by any such courts.

12.4 Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF, RELATED TO, OR IN ANY WAY CONNECTED WITH, THE PERFORMANCE OR BREACH OF THIS AGREEMENT, OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN THEM. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court or other tribunal (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims).

12.5 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. In the event of a conflict between the terms of this Agreement and any terms set forth in this Exhibits the terms of this Agreement shall take precedence.

12.6 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

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12.7 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) and neither may undergo a Change of Control without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed).

12.8 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (except for ATB’s obligation to submit payment) by reason of any event beyond such Party’s reasonable control, including, but not limited to, Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances. If the period of the delay shall exceed one hundred eighty (180) days, then the non-delayed Party may cancel further performance of the delayed obligation or terminate this Agreement without any penalty whatsoever.

12.9 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.10 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to ONCOTELIC, to:	Oncotelic Inc.
29397 Agoura Rd., Suite 107
Agoura Hills, CA 91301
U.S.A
Attn:Vuong Trieu, Chairman

If to ATB, to:	Autotelic Bio
Room #302, 194-41, Osongsaengmyeong 1-ro,
Yeonje-ri, Osong-eup, Heungdeok-gu, Cheongju-si, Chungcheongbuk-do, Republic of Korea
Attn:Tae Hun Kim, CEO

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or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered on a business day (or if delivered or sent on a non-business day, then on the next business day); or (b) on the business day after dispatch, if sent by nationally-recognized overnight courier.

12.11 Interpretation. The headings of Sections contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references to “$” or “dollars” means U.S. dollars. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.12 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.13 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.14 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

12.16 Attorneys’ Fees. In the event of litigation between the Parties to enforce the provisions of or with respect to this Agreement, the prevailing Party shall be entitled to reimbursement for reasonable attorneys’ fees and costs at trial and on appeal.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective authorized representatives. The parties hereby affirm that this Agreement accurately and completely reflects their understanding and agreements.

ONCOTELIC INC.,		AUTOTELIC BIO

By:	/s/Vuong Trieu	By:	/s/Tae Hun Kim

Name:	Vuong Trieu	Name:	Tae Hun Kim

Title:	Chairman	Title:	Chief Executive Officer

Date:	7/7/2018	Date:	7/7/2018

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